                                                                                                                                                                     EXHIBIT 99.1

August 7, 2007

Dear Fellow Wesbanco Shareholder:

On July 18, 2007, we released our second quarter earnings results for the quarter ended June 30, 2007. The results were very positive indicating that our net income for the quarter was $12.3 million, an increase of $1.0 million over the $11.3 million in net income for the second quarter of 2006. In that earnings press release we noted that the provision for credit losses decreased $0.5 million in the second quarter of 2007 as compared to the second quarter of 2006 primarily due to lower net charge offs and non-performing loans.  We also noted in that press release that our loan portfolio continues to perform better than our expectations for the year, leading to a lower loan loss provision as compared to year ago levels and lower non-performing asset and net charge off ratios so far in 2007.  You may access the full details of the press release, together with the financial summaries that accompanied it, at our website at www.wesbanco.com.

On July 20, 2007, we announced the execution of an Agreement and Plan of Merger providing for the merger of Oak Hill Financial, Inc. (“Oak Hill”) with and into Wesbanco.  As of June 30, 2007, Oak Hill had consolidated assets of approximately $1.3 billion.  Under the terms of the Agreement, Wesbanco will exchange a combination of its common stock and cash for Oak Hill common stock.  Oak Hill shareholders will be entitled to receive either 1.256 shares of Wesbanco common stock or cash in the amount of $38.00 per share for each share of Oak Hill common stock subject to an overall allocation of 90% stock and 10% cash in the exchange.

We are very excited about the prospects of combining the Oak Hill franchise with our own regional bank franchise. It should move us into the top 15 in deposit market share in the State of Ohio, double our presence in growth markets, and fill in a geographic gap in our branch network in important markets, such as Cincinnati, Dayton and Columbus, and we believe it will be accretive to earnings in 2009.

As you have probably seen, our stock price has declined subsequent to the announcement of the Oak Hill transaction. Though we cannot attribute that decline in stock price to any one issue, we think it is helpful to consider the recent decline in several stock indices in general and in particular the recent price decline in stocks of financial institutions in that same timeframe. Credit quality concerns attributed to those price declines appear to be exaggerated, especially in the markets in which Wesbanco operates, as noted by the information provided in our recent press release concerning second quarter earnings.

                       We soon will be scheduling a meeting to approve the acquisition of Oak Hill.  Detailed information on this transaction will be mailed to our shareholders in advance of the meeting. The merger integration preparation process is underway and, consistent with our press release on this transaction, we believe that the transaction will generate significant value for our shareholders.

Wesbanco
Shareholders August 7, 2007

We genuinely appreciate your continuing support and input on these issues.

                 Yours very truly,

                                    JAMES C. GARDILL                      PAUL M. LIMBERT
                           Chairman of the Board                    President and CEO

Additional Information about the Merger and Where to Find it

Shareholders of WesBanco and Oak Hill and other interested parties are urged to read the joint proxy statements/prospectus that will be included in the Form S-4 registration statement that WesBanco will file with the SEC in connection with the merger because it will contain important information about WesBanco, Oak Hill, the merger and other related matters. A proxy statement/prospectus will be mailed to shareholders of WesBanco and Oak Hill prior to their respective shareholder meetings, which have not yet been scheduled. In addition, when the registration statement, which will include the joint proxy statements/prospectus and other related documents, is filed by WesBanco with the SEC, it may be obtained for free at the SEC’s website at http://www.sec.gov, on the NASDAQ website at http://www.nasdaq.com and from either the WesBanco or Oak Hill websites at http://www.wesbanco.com or at http://www.oakf.com.

Any questions should be directed to Paul M. Limbert, Chief Executive Officer (304) 234-9206, James C. Gardill, Chairman (304) 234-9216 or Robert H. Young, Chief Financial Officer (304) 234-9447 of WesBanco or John D. Kidd, Chairman, or Ralph E. Coffman, Jr., President & CEO (740) 286-3283 of Oak Hill.

WesBanco, Oak Hill and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the merger. Information about the directors and executive officers of WesBanco and Oak Hill and information about any other persons who may be deemed participants in this transaction will be included in the proxy statement/prospectus. You can find information about WesBanco’s directors and executive officers in the proxy statement for WesBanco’s annual meeting of stockholders filed with the SEC on March 16, 2007. You can find information about Oak Hill’s directors and executive officers in the proxy statement for Oak Hill’s annual meeting of shareholders filed with the SEC on March 20, 2007. You can obtain free copies of these documents from the SEC, WesBanco or Oak Hill using the contact information above.